Exhibit 99.1



                     EXHIBIT 99.1 - JOINT FILING AGREEMENT



The statement or amended statement on Schedule 13G to which this agreement is an amendment (the "Joint Statement") is being filed on behalf of the undersigned persons (collectively, the Filing Persons"). The Filing Persons prefer to file the Joint Statement on behalf of both of the Filing Persons rather than individual statements on Schedule 13G on behalf of each of the Filing Persons.

THEREFORE, the undersigned agree as follows:

		1.	Each of the Filing persons is individually eligible to
use the Joint Statement.

		2.	Each of the Filing persons is responsible for the timely
filing of the Joint Statement and any amendments to the Joint Statement.

		3.	Each of the Filing persons is responsible for the
completeness and accuracy of the information concerning such person contained in the Joint Statement.

		4.	Each of the Filing persons is responsible for the
completeness or accuracy of the information concerning the other Filing Persons contained in the Joint Statement, unless such person knows or has reason to believe that such information is inaccurate.

		5.	The undersigned agree that the Joint Statement is, and
any amendment to the Joint Statement will be, filed on behalf of each of the Filing Persons.

	This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Date:  February 12, 2013

                                         /s/ Bruce G. Visser
                                         -----------------------------
                                         Bruce G. Visser

                                         /s/ Mary V. Visser
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                                         Mary V. Visser